EXHIBIT 12.1

               FREEPORT-McMoRan COPPER & GOLD INC.

Computation of Ratio of Earnings to Fixed Charges:

                                        Years Ended December 31,
                             --------------------------------------------
                               1998     1997     1996     1995     1994
                             -------- -------- -------- -------- --------
                                            (In Thousands)
Income from continuing
 operations                  $153,848 $245,108 $226,249 $253,618 $130,241
Add:
Provision for income taxes    170,566  231,315  247,168  234,044  123,412
Minority interests'
 share of net income           37,012   40,343   48,529   57,100   25,439
Interest expense              205,588  151,720  117,291   50,080     -
Rental expense factor(a)          323      240      457    1,002    2,333
                             -------- -------- -------- -------- --------
Earnings available for
 fixed charges               $567,337 $668,726 $639,694 $598,844 $281,425
                             ======== ======== ======== ======== ========

Interest expense             $205,588 $151,720 $117,291 $ 50,080 $   -
Capitalized interest           19,612   23,021   22,979   49,758   35,110
Rental expense factor(a)          323      240      457    1,002    2,333
                             -------- -------- -------- -------- --------
Fixed charges                $225,523 $174,981 $140,727 $100,840 $ 37,443
                             ======== ======== ======== ======== ========

Ratio of earnings to
 fixed charges(b)                2.5x     3.8x     4.5x     5.9x     7.5x
                                 ====     ====     ====     ====     ====

Computation of Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends:

                                        Years Ended December 31,
                             --------------------------------------------
                               1998     1997     1996     1995     1994
                             -------- -------- -------- -------- --------
                                            (In Thousands)
Income from continuing
 operations                  $153,848 $245,108 $226,249 $253,618 $130,241
Add:
Provision for income taxes    170,566  231,315  247,168  234,044  123,412
Minority interests' share
 of net income                 37,012   40,343   48,529   57,100   25,439
Interest expense              205,588  151,720  117,291   50,080     -
Rental expense factor(a)          323      240      457    1,002    2,333
                             -------- -------- -------- -------- --------
Earnings available
 for fixed charges           $567,337 $668,726 $639,694 $595,844 $281,425
                             ======== ======== ======== ======== ========

Interest expense             $205,588 $151,720 $117,291 $ 50,080 $   -
Capitalized interest           19,612   23,021   22,979   49,758   35,110
Rental expense factor(a)          323      240      457    1,002    2,333
Preferred dividends            65,847   65,896  101,083  101,125   94,251
                             -------- -------- -------- -------- --------
Fixed charges                $291,370 $240,877 $241,810 $201,965 $131,694
                             ======== ======== ======== ======== ========

Ratio of earnings to
 fixed charges(b)                1.9x     2.8x     2.6x     3.0x     2.1x
                                 ====     ====     ====     ====     ====


a. Portion of rent deemed representative of an interest factor.
b. For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interests and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.